Contact:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com	Tony Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE REPORTS FOURTH QUARTER RESULTS
____________________________________________________________

Revenues Rise 8%; Same-Store Retail Revenues Increase 4%

Company Announces $150 Million Share Repurchase Authority

smart Wholesale Distribution and Retail Networks In Place;
Retail Deliveries Began In January ‘08
____________________________________________________________

BLOOMFIELD HILLS, MI, February 19, 2008 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, reported adjusted fourth quarter income from continuing operations of $31.8 million, or $0.34 per share, compared to income from continuing operations of $32.5 million, or $0.34 per share, in the fourth quarter last year. Adjusted fourth quarter net income was $33.9 million, or $0.36 per share, compared to net income of $30.3 million, or $0.32 per share in the fourth quarter last year. Adjusted earnings exclude the impact of $4.5 million of after-tax impairment losses recorded during the fourth quarter of 2007. Fourth quarter income from continuing operations was $27.4 million, or $0.29 per share, and fourth quarter net income was $29.4 million, or $0.31 per share. Revenues in the quarter increased 7.7% to $3.1 billion, including same-store retail revenue growth of 4.0%.

“Our fourth quarter results reflect the strength of the Penske Automotive business model,” said Penske Automotive Group Chairman Roger Penske. “While the new vehicle sales environment in the U.S. was challenging, the other areas of our business performed very well. In particular, we are pleased to see the continued growth of pre-owned vehicle sales and the sustained strength of our service and parts operations, which have served to partially offset the soft new vehicle sales market.” Penske continued, “We continue to see the benefits of our geographic diversification. Overall, same-store retail revenue increased 4.0%, including 10.5% growth in our international markets. As we look at 2008, we look forward to the opportunity presented by the launch of our smart distribution business, and we are confident in the ability of our business model to continue to perform in these challenging economic times.”

For the year ended December 31, 2007, revenues increased 16.5% to $13.0 billion. Income from continuing operations and related earnings per share for the year were $127.8 million and $1.35 per share, respectively. Excluding $12.3 million ($0.13 per share) of after-tax costs resulting from the March 2007 redemption of the Company’s 9.625% Senior Subordinated Notes and the impairment losses in the fourth quarter noted above, adjusted income from continuing operations for the year increased 9.3% to $144.6 million and related earnings per share increased 9.3% to $1.53 per share. Net income and related earnings per share for the twelve months were $127.7 million and $1.35 per share, respectively. Adjusted net income increased 15.9% to $144.5 million, and related earnings per share increased 15.9% to $1.53 per share.

The Company currently estimates earnings from continuing operations to be in the range of $1.63 to $1.71 per share for the year ended December 31, 2008. First quarter 2008 earnings from continuing operations are estimated to be in the range of $0.32 to $0.34 per share. Earnings per share information in 2008 is based on an estimated average of 95.0 million shares outstanding.

The Company also announced that its Board of Directors has authorized the Company to repurchase up to $150.0 million of its outstanding common stock, depending on market conditions, share price and other factors. Shares may be acquired from time to time either through open market purchases, negotiated transactions or other means. The Company currently contemplates purchasing any shares under this program using cash flow from operations and credit availability in the U.S.

“We view the opportunity to purchase our shares at recent market prices as an outstanding investment, highlighting our belief in the long-term fundamentals and value of our business,” said Bob O’Shaughnessy, Penske Automotive’s Chief Financial Officer. “Based on our current financial position, we believe we can increase shareholder value by pursuing this share repurchase program while we continue our efforts to enhance the business through sustained organic growth and selective acquisition activity.”

smart USA Distributor LLC, the Company’s wholly-owned distribution entity for the smart fortwo in the U.S., has certified 68 dealers in 31 states, including 8 Company-owned franchises, as ready for business. smart USA has shipped vehicles to its dealers, and retail deliveries began in January 2008. “I would like to commend the smart USA team for establishing a first-class distribution operation and organizing the retail network in only 18 months,” said Penske Automotive Chairman Roger Penske. “We are encouraged by the positive reaction of the U.S. consumer towards this unique and exciting product, and are confident that the smart fortwo will be a retail success.”

Penske Automotive will host a conference call discussing financial results relating to the fourth quarter of 2007 on February 19, 2008 at 2:00 p.m. EDT. To listen to the conference call, participants must dial (866) 254-5942 [International, please dial (612) 332-0636]. The call will be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 315 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 19 states and Puerto Rico and 145 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 16,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales and earnings potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2006, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted income from continuing operations and related earnings per share, which exclude certain items disclosed in the release. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure and the period-to-period comparability of the Company’s results from operations.

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Fourth Quarter
	2007	2006
Revenues:
New Vehicle	$1,668,779	$1,571,646
Used Vehicle	741,078	676,349
Finance and Insurance, Net	67,872	58,782
Service and Parts	351,731	323,711
Fleet and Wholesale Vehicle	251,678	230,285

Total Revenues	3,081,138	2,860,773
Cost of Sales:
New Vehicle	1,527,526	1,432,341
Used Vehicle	681,419	621,913
Service and Parts	154,269	145,700
Fleet and Wholesale Vehicle	253,966	231,660

Total Cost of Sales	2,617,180	2,431,614

Gross Profit	463,958	429,159
SG&A Expenses	380,619	345,714
Depreciation and Amortization	13,014	12,050

Operating Income	70,325	71,395
Floor Plan Interest Expense	(20,141)	(15,446)
Other Interest Expense	(12,014)	(14,703)
Equity in Earnings of Affiliates	901	2,695

Income from Continuing Operations Before Income Taxes and Minority Interests	39,071	43,941
Income Taxes	(11,244)	(10,840)
Minority Interests	(445)	(636)

Income from Continuing Operations	27,382	32,465
Income (Loss) from Discontinued Operations, Net of Tax	2,026	(2,142)

Net Income	$29,408	$30,323

Income from Continuing Operations Per Diluted Share	$0.29	$0.34

Diluted EPS	$0.31	$0.32

Diluted Weighted Average Shares Outstanding	94,677	94,389

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Twelve Months
	2007	2006
Revenues:
New Vehicle	$7,008,071	$6,185,880
Used Vehicle	3,149,145	2,531,001
Finance and Insurance, Net	290,144	246,448
Service and Parts	1,413,986	1,228,876
Fleet and Wholesale Vehicle	1,096,393	934,514

Total Revenues	12,957,739	11,126,719
Cost of Sales:
New Vehicle	6,417,064	5,644,220
Used Vehicle	2,898,051	2,316,748
Service and Parts	623,585	550,520
Fleet and Wholesale Vehicle	1,093,830	930,967

Total Cost of Sales	11,032,530	9,442,455

Gross Profit	1,925,209	1,684,264
SG&A Expenses	1,531,628	1,337,019
Depreciation and Amortization	50,957	43,164

Operating Income	342,624	304,081
Floor Plan Interest Expense	(74,749)	(59,806)
Other Interest Expense	(56,245)	(49,174)
Equity in Earnings of Affiliates	4,084	8,201
Debt Redemption Charge	(18,634)	—

Income from Continuing Operations Before Income Taxes and Minority Interests	197,080	203,302
Income Taxes	(67,310)	(68,906)
Minority Interests	(1,972)	(2,172)

Income from Continuing Operations	127,798	132,224
Income (Loss) from Discontinued Operations, Net of Tax	(59)	(7,523)

Net Income	$127,739	$124,701

Income from Continuing Operations Per Diluted Share	$1.35	$1.40

Diluted EPS	$1.35	$1.32

Diluted Weighted Average Shares Outstanding	94,558	94,178

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	12/31/07	12/31/06
Assets
Cash and Cash Equivalents	$10,895	$13,147
Accounts Receivable, Net	449,278	465,579
Inventories	1,688,286	1,506,237
Other Current Assets	66,312	71,398
Assets Held for Sale	86,838	193,026

Total Current Assets	2,301,609	2,249,387
Property and Equipment, Net	618,491	592,718
Intangibles	1,663,559	1,518,045
Other Assets	84,894	109,652

Total Assets	$4,668,553	$4,469,802

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,074,820	$872,906
Floor Plan Notes Payable – Non-Trade	478,077	296,580
Accounts Payable	268,214	298,066
Accrued Expenses	212,601	213,957
Current Portion Long-Term Debt	14,522	13,385
Liabilities Held for Sale	47,805	56,972

Total Current Liabilities	2,096,039	1,751,866
Long-Term Debt	830,106	1,168,666
Other Long-Term Liabilities	320,949	253,617

Total Liabilities	3,247,094	3,174,149
Stockholders’ Equity	1,421,459	1,295,653

Total Liabilities and Stockholders’ Equity	$4,668,553	$4,469,802

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Total Retail Units
New Retail	45,377	43,232	195,160	181,544
Used Retail	23,804	22,350	102,214	88,262

Total Retail	69,181	65,582	297,374	269,806

Same-Store Retail Units
New Same-Store Retail	42,583	42,908	174,759	174,188
Used Same-Store Retail	23,008	21,304	87,262	80,810

Total Same-Store Retail	65,591	64,212	262,021	254,998

Same-Store Retail Revenue
New Vehicles	$1,573,362	$1,557,992	$6,205,014	$5,882,310
Used Vehicles	711,687	646,849	2,597,746	2,268,920
Finance and Insurance, Net	65,185	58,786	258,320	236,721
Service and Parts	336,302	318,765	1,242,260	1,157,014

Total Same-Store Retail	$2,686,536	$2,582,392	$10,303,340	$9,544,965

Same-Store Retail Revenue Growth
New Vehicles	1.0%	6.3%	5.5%	2.3%
Used Vehicles	10.0%	14.3%	14.5%	8.9%
Finance and Insurance, Net	10.9%	(9.3%)	9.1%	0.4%
Service and Parts	5.5%	6.8%	7.4%	7.2%
Revenue Mix
New Vehicles	54.2%	54.9%	54.1%	55.6%
Used Vehicles	24.1%	23.6%	24.3%	22.8%
Finance and Insurance, Net	2.2%	2.1%	2.3%	2.2%
Service and Parts	11.4%	11.3%	10.9%	11.0%
Fleet and Wholesale	8.1%	8.1%	8.4%	8.4%
Average Retail Selling Price
New Vehicles	$36,776	$36,354	$35,909	$34,074
Used Vehicles	31,132	30,262	30,809	28,676
Gross Margin	15.1%	15.0%	14.9%	15.1%
Retail Gross Margin – by Product
New Vehicles	8.5%	8.9%	8.4%	8.8%
Used Vehicles	8.1%	8.0%	8.0%	8.5%
Service and Parts	56.1%	55.0%	55.9%	55.2%
Gross Profit per Retail Transaction
New Vehicles	$3,113	$3,222	$3,028	$2,984
Used Vehicles	2,506	2,436	2,457	2,427
Finance and Insurance	981	896	976	913

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Brand Mix:
BMW	22%	21%	22%	18%
Toyota / Lexus	20%	20%	20%	21%
Honda / Acura	14%	14%	15%	16%
Mercedes Benz	11%	11%	11%	10%
Audi	8%	7%	8%	7%
Land Rover	5%	5%	5%	5%
Ferrari / Maserati	4%	3%	3%	3%
Porsche	3%	4%	4%	4%
General Motors	3%	3%	3%	3%
Other	10%	12%	9%	13%

	100%	100%	100%	100%
Premium	65%	67%	65%	62%
Foreign	29%	28%	29%	32%
Domestic Big 3	6%	5%	6%	6%

	100%	100%	100%	100%
Revenue Mix:
U.S.	64%	65%	62%	68%
International	36%	35%	38%	32%

	100%	100%	100%	100%
Debt to Total Capital Ratio	37%	48%	37%	48%
Rent Expense	$39,764	$34,890	$152,267	$132,569